Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Macrovision Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-101071, 333-110271, 333-49404, 333-49390, 333-60499 and 333-23213) on Form S-8 of Macrovision Corporation of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Macrovision Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Macrovision Corporation.

Our audit report on the consolidated financial statements dated February 28, 2007 refers to the adoption of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, on January 1, 2006.

/s/ KPMG LLP

Mountain View, California

February 28, 2007